        As filed with the Securities and Exchange Commission on April 6, 1998.

                                             REGISTRATION NO. 333-________
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
                               ______________________

                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ______________________

                          GENZYME TRANSGENICS CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                Massachusetts                               04-3186494
        (STATE OR OTHER JURISDICTION                     (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

        FIVE MOUNTAIN ROAD, FRAMINGHAM, MASSACHUSETTS, 01701 (508) 620-9700 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                      REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ______________________

                                 JAMES A. GERAGHTY
                       President and Chief Executive Officer
                          Genzyme Transgenics Corporation
                                 Five Mountain Road
                          Framingham, Massachusetts 01701
                                   (508) 620-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  with copies to:
                            LYNNETTE C. FALLON, ESQUIRE
                                 Palmer & Dodge LLP
                                 One Beacon Street
                            Boston, Massachusetts 02108
                                   (617) 573-0100
                               ______________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after the effective date of this Registration Statement.
                               ______________________

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX./ /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /


                           CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------------
     Title of each class of         Amount to be     Proposed maximum offering  Proposed maximum aggregate        Amount of
  securities to be registered        registered          price per share(1)          offering price(1)        registration fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value   3,599,138 shares(2)          $11.625                  $41,839,979.25             $12,342.80
-------------------------------------------------------------------------------------------------------------------------------


  (1) Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(c), based upon the average of the high and low sale prices on March 31, 1998, as reported by the Nasdaq National Market.
  (2) Shares of Common Stock which may be offered pursuant to this Registration Statement consisting of (i) 2,749,138 shares issuable upon conversion of 20,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock"), (ii) 800,000 shares issuable upon exercise of warrants issued in connection with the Preferred Stock, and (iii) 50,000 shares issuable upon exercise of other warrants. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated (i) 200% of the number of shares of Common Stock issuable upon conversion of the Preferred Stock (based on a conversion price of $14.55, which is 120% of the average of the closing bid prices of the Common Stock reported on the Nasdaq National Market for the five trading days ending March 19, 1998) and exercise of warrants exercisable for 400,000 shares of Common Stock plus (ii) 100% of the number of shares of Common Stock issuable upon exercise of warrants exercisable for 50,000 shares of Common Stock. The amount of shares being hereby registered is deemed to include any additional shares issued upon conversion of or in respect of the Preferred Stock and the warrants as a result of stock splits, stock dividends and antidilution provisions (including floating rate conversion prices) in accordance with Rule 416.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, dated April 6, 1998

                           GENZYME TRANSGENICS CORPORATION


                          3,599,138 SHARES OF COMMON STOCK


     This Prospectus relates to the offer and sale of up to 3,599,138 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of Genzyme Transgenics Corporation ("GTC" or the "Company") by certain of the Company's existing stockholders (the "Selling Stockholders"). The Shares are issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock, $0.01 per share par value, of the Company ("Preferred Stock"), and Common Stock Purchase Warrants issued to the Selling Stockholders ("Warrants") in a private placement in March 1998. The Shares may be offered and sold by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may involve block transactions), in open-market transactions, in privately-negotiated transactions through the purchase or writing of options on the Shares, in short sales or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     All of the Shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses (other than fees and expenses, if any, of counsel or other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Common Stock of the Company is listed for quotation on the Nasdaq National Market under the symbol GZTC. On April 4, 1998, the closing sale price of the Common Stock, as reported on the Nasdaq National Market, was $11.625 per share.

                            ______________________________

             AN INVESTMENT IN THE SECURITIES REGISTERED HEREBY INVOLVES
                     A HIGH DEGREE OF RISK.  SEE "RISK FACTORS."
                            ______________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                          EXCHANGE COMMISSION OR ANY STATE
                   SECURITIES COMMISSION; NOR HAS THE SECURITIES
                  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. No person is authorized, in connection with the offering made hereby, to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

                     The date of this Prospectus is April 6, 1998

                                  TABLE OF CONTENTS



AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .   3

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

LEGALITY OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .  14

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be reviewed through the Commission's web site on the Internet (http://www.sec.gov). The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1506.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-21794), pursuant to the Exchange Act, are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997, filed with the Commission on March 27, 1998.

     (b) All other reports, if any, filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the Annual Report referred to in paragraph (a) above.

     (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A, filed on May 19, 1993, including any amendment or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, except for certain exhibits to such documents. Requests should be directed to the Company, Five Mountain Road, Framingham, Massachusetts 01701, attention: John B. Green, telephone: (508) 620-9700.


                                    RISK FACTORS

     An investment in the shares of Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

     HISTORY OF OPERATING LOSSES; NEED FOR ADDITIONAL FUNDS. GTC has had operating losses since its inception and expects such losses to continue for the next several years. For the period from its inception in 1993 to December 28, 1997, the Company incurred cumulative losses of approximately $27.3 million. GTC's losses have resulted principally from costs incurred in connection with research activities and from expenses in excess of revenues from the Company's contract research organization ("CRO") services. GTC's sources of revenues to date have consisted primarily of research and development contracts and CRO services. Such revenues to date have not been sufficient to generate profits. The Company expects to continue to incur significant operating losses until such time as product sales and CRO service revenues are sufficient to fund its operations. No assurance can be given that the Company will become profitable.

     The Company currently believes that existing cash resources and available financing will be sufficient to meet its operating cash flow needs and capital requirements at least through the end of 1998. The development of transgenic products by the Company will require the commitment of substantial resources to conduct costly and time-consuming research, preclinical testing and clinical trials necessary to bring such products to market. If GTC's businesses do not achieve profitable operations at or prior to the time such existing resources are exhausted, the Company will need to obtain additional financing, through public or private financings, including debt or equity financings, or through collaborative or other arrangements with corporate partners, as appropriate. Adequate funds for the Company's operations from such sources may not be available when needed or on terms acceptable to the Company. If additional financing cannot be obtained when needed or on acceptable terms, GTC could be forced to delay, scale back or eliminate certain of its research and development programs or to license to other parties rights to commercialize products or technologies that the Company would otherwise seek to develop internally as well as delaying or forgoing timely expansion, improvement or investment in the Company's contract research services.

     The foregoing forward-looking statements regarding the Company's expectations of the need for additional funds are subject to risks and uncertainties. The Company's cash requirements may vary materially from those now planned, depending upon the results of existing businesses, the terms of future collaborations, results of research and development, competitive and technological advances, regulatory requirements and other factors.

     EARLY STAGE OF TRANSGENIC TECHNOLOGY. Development of products based on transgenic technology is subject to a number of significant technological risks and the time period required for any such development is both lengthy and uncertain. Neither GTC nor, to GTC's knowledge, any other entity has completed human clinical trials of any protein produced in the milk of transgenic animals, and there can be no assurance that GTC will be able to do so successfully.
There can be no assurance that any transgenically produced protein will be safe or effective. All of the proteins that GTC is developing will require significant additional research, development and testing and will require the expenditure of substantial additional capital prior to their commercialization. In addition, there can be no assurance that research and discoveries by others will not render GTC's technology obsolete or noncompetitive.

     NO ASSURANCE OF COMMERCIAL SUCCESS OF TRANSGENIC PRODUCTS. The successful commercialization of any transgenic protein product by the Company will depend on many factors, including the successful completion of clinical testing, the response of medical professionals to the data from clinical trials, the Company's ability to create or access a sales force able to market such transgenic products, the Company's ability to supply a sufficient amount of product to meet market demand, the degree to which third-party reimbursement for use of such product is available and the number and relative efficacy of competitive products that may subsequently enter the market, as well as, with respect to transgenic products designed to replace or supplement products currently being marketed, the relative cost-effectiveness of the transgenic products. There can be no assurance that the Company or its collaborative partners will be successful in efforts to develop and implement a commercialization strategy for any such products.

     GTC does not currently have a sales force to market any transgenic products it may develop. The Company anticipates that, for products it develops independently, it will enter into marketing arrangements with larger pharmaceutical or biotechnology companies which have established sales forces that are able to market such products. There can be no assurance that any marketing or distribution arrangements will be available on acceptable terms or that, in the alternative, GTC will be able to establish its own sales force successfully. Unforeseen delays in this process may have an adverse effect on the commercialization of any of the Company's products.

     Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. The successful commercialization of any products developed by the Company may depend on obtaining coverage and reimbursement for the use of these products from third-party payors.

     In addition, the successful commercialization of the Company's products will require that medical professionals become convinced of the efficacy of the products in treating a particular condition and incorporate such products as standard practice in relevant therapeutic protocols. There can be no assurance that any transgenic product developed by GTC will be accepted by the medical profession.

     GOVERNMENT REGULATION. Transgenic products will require approval by the U.S. Food and Drug Administration ("FDA") prior to marketing in the United States. In addition, the manufacturing and marketing of such products, and certain areas of research related to them, are subject to regulations by other U.S. governmental authorities including the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Comparable authorities are involved in other countries.

     In cases where the Company expects to obtain revenue from the sale of transgenic products, whether through direct sales, marketing relationships with others or royalty arrangements, the Company will incur the risk of such product failing to satisfy applicable regulatory requirements prior to marketing. The approval process involves two parts, governing first the approval of an individual pharmaceutical product as safe and effective and second the approval of the manufacturing process as complying with applicable FDA current good manufacturing practices regulations ("GMPs"). In 1995, the FDA and comparable European regulatory authorities issued guidelines regarding the production of therapeutic proteins in transgenic animals. While the FDA's guidelines, known as Points to Consider guidelines ("Points to

Consider"), cover issues specific to transgenic production, the basic regulatory framework for FDA approval will also apply to transgenic therapeutic products submitted for approval. To GTC's knowledge, no protein produced in the milk of a transgenic animal has been submitted for regulatory approval in the United States or elsewhere.

     The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures.
Satisfaction of these requirements typically takes several years or more and can vary substantially based upon the type, complexity and novelty of the product. With respect to therapeutic products, the standard FDA approval process includes preclinical laboratory and animal testing, submission of an IND to the FDA, appropriate human clinical trials to establish safety and effectiveness and submission of either a Biologics License Application or a New Drug Application ("NDA") prior to market introduction. With respect to obtaining approval for the production facilities to be used in producing a therapeutic product, the Company expects to be subject to both the requirements for establishment license applications and the Points to Consider issued with respect to transgenic recombinant products.

     The effect of government regulation may be to delay marketing of the Company's products for a considerable or indefinite period of time, impose costly procedural requirements upon the Company's activities and may furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. There can be no assurance that the FDA or other regulatory approvals for any products developed by the Company will be granted on a timely basis or at all. Any delay in obtaining or any failure to obtain such approvals could adversely affect the Company's ability to generate revenue. Even if initial regulatory approvals for the Company's product candidates are obtained, the Company, its products and its transgenic manufacturing processes would be subject to continual review and periodic inspection. There can be no assurance that the FDA will permit the marketing of any transgenic product for any particular indication, if at all.

     The Company's operations are also subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and waste, including but not limited to animal waste and waste water.

     DEPENDENCE OF TESTING SERVICES ON CURRENT GOVERNMENT REGULATORY REQUIREMENTS. The market for GTC's preclinical testing services is dependent upon the maintenance of strict standards for the conduct of laboratory and clinical tests and related procedures which are promulgated by governmental entities responsible for public health and welfare, including the FDA, and by regulatory authorities in foreign countries. The process of obtaining these approvals varies according to the nature and use of the product and routinely involves lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. The Company offers the customers of its preclinical testing and development services the necessary expertise to comply with these complex regulations. If the regulatory structure were to change in a way which reduced the need for such services, the Company could be materially adversely affected.

     DEPENDENCE ON GENZYME. GTC has entered into a number of contractual agreements with Genzyme regarding technology and product development and other matters, as discussed below:

     Under a research and development agreement, Genzyme is obligated to use commercially reasonable efforts to perform purification services for GTC. GTC does not currently have personnel capable of undertaking such purification services. Until such time, if ever, as GTC develops its own capabilities in this regard, there can be no assurance that Genzyme will be able to provide such services when and as required by GTC or that GTC would be able to obtain comparable services elsewhere.

     Under a collaboration agreement, Genzyme has agreed to provide funding for transgenic AT-III development in exchange for co-marketing rights to AT-III in all territories other than Asia. The term of the agreement is perpetual, except that either party may terminate the agreement for certain material breaches, failure to make payments, and either upon the grant, or certain absences of a grant, by the FDA of a license to market an AT-III product. There can be no assurance, should the agreement terminate before completion of the development of an AT-III product, that Genzyme and GTC could reach an agreement to extend Genzyme's development funding, that the Company would be able to fund such program on its own or that the Company would be able to obtain such funding from a third party on acceptable terms, if at all.

     Under a services agreement, GTC pays Genzyme a fixed monthly fee for basic laboratory and administrative support services provided by Genzyme. The monthly fee is adjusted annually, based on the services to be provided and changes in Genzyme's cost of providing the services. The services agreement is self-renewing annually and may be terminated upon 90 days notice by either party to the other party. There can be no assurance, should the agreement terminate, that GTC would be able to renegotiate a new agreement or obtain the provision of substitute services from a third party on acceptable terms, if at all.

     In 1995, GTC obtained a credit line and a term loan with a commercial bank, each secured by Genzyme's guaranty of the Company's obligations thereunder. GTC has agreed to reimburse Genzyme for any liability Genzyme may incur under such guaranty and has granted Genzyme a first lien on all of GTC's assets to secure such obligation. The various loan documents provide that if GTC or Genzyme breach certain financial covenants, the bank may refuse to extend further credit as well as accelerate outstanding indebtedness. There can be no assurance, in the event Genzyme or GTC breaches such financial covenants, that GTC will be able to meet any repayment demands upon acceleration or to make new arrangements with the bank, Genzyme and/or any third parties to provide for a replacement extension of credit on acceptable terms, if at all.

     In March 1996, GTC entered into the Genzyme Credit Line Agreement with Genzyme (the "Genzyme Credit Line ") under which Genzyme agreed to provide a revolving line of credit in the amount of $10 million. During 1996, $1,673,000 of debt was converted into 219,565 shares of common stock, leaving $8,327,000 available on the revolving line of credit. In September 1997, GTC and Genzyme amended the terms of the $8.3 million Genzyme Credit Line. The expiration date of the revolving credit line was extended to March 31, 2000, with an option, at that date, for GTC to convert the outstanding balance to a three-year term loan. As a result of the issuance of the Preferred Stock in the private placement of March 1998, the amount of the credit line was reduced by approximately $1.9 million. There can be no assurance, upon the termination of the credit line, that GTC will be able to negotiate an extension or replacement of the line of credit, if necessary, with Genzyme or a third party on acceptable terms, if at all.


     POTENTIAL CONFLICTS OF INTEREST WITH GENZYME. Genzyme is the largest single stockholder of GTC. Assuming exercise of a currently exercisable warrant for 145,000 shares of Common Stock, Genzyme beneficially owns approximately 44% of the outstanding Common Stock of GTC. Genzyme's ownership interest gives it significant influence over any election of directors and any other action requiring approval by the holders of a majority of the Common Stock. Three members of GTC's Board of Directors also serve as directors and/or executive officers of Genzyme. The interests of Genzyme on the one hand and GTC on the other hand may, from time to time, differ.

     DEPENDENCE ON COLLABORATORS. The success of GTC's transgenic protein production business will depend, in large part, on GTC's ability to enter into arrangements with biotechnology and pharmaceutical companies for the transgenic production of proteins to which such companies have proprietary rights or to fund the development of transgenic proteins which are in the public domain or the subject of expiring patents. To date, the scope of these agreements has generally been limited to demonstrating the feasibility of transgenic production of targeted proteins in particular animal species. There can be no assurance that these feasibility studies will be successful or lead to agreements for the commercial production of any proteins. Depending upon the terms of any future collaborations, the Company's role in such collaborations may be limited to the production aspects of the proteins under development. As a result, GTC may also be dependent on collaborators for other aspects of the development, preclinical and clinical testing, regulatory approval and commercialization of any transgenic product.

     UNCERTAINTY REGARDING PATENTS AND PROPRIETARY TECHNOLOGY. GTC has relied upon trade secrets, proprietary know-how and continuing technological innovation to develop and maintain its competitive position and to protect its proprietary technology. In part, these legal rights are protected by contracts with employees, consultants and business partners. There can be no assurance that trade secrets possessed by GTC will be maintained, that secrecy obligations will be honored or that others will not independently develop similar or superior technology. There is no assurance that patent applications filed by GTC will result in patents being issued or that any patents issued to or licensed by GTC will be held valid. The Company may also be subject to claims that result in the revocation of patent rights previously licensed to GTC as a result of which the Company may be required to obtain licenses from others to continue to develop, test or commercialize its products. There can be no assurance that GTC will be able to obtain such licenses on acceptable terms, if at all. In addition, there may be pending or issued patents held by parties not affiliated with GTC that relate to the technology utilized by GTC. As a result, GTC may need to acquire licenses to, or contest the validity of, such patents or any other similar patents which may be issued. GTC could incur substantial costs in defending itself against challenges to patent or infringement claims made by third parties or in enforcing any patent rights of its own. The loss or exposure of trade secrets possessed by GTC could also adversely affect its business.

     COMPETITION. The industries in which GTC operates are highly competitive and may become even more competitive. It will be necessary for GTC to continue to devote substantial efforts and expense to research, development, sales and marketing in order to maintain a competitive position. There can be no assurance that developments by others will not render GTC's current and proposed services, products or technologies obsolete. In addition, GTC may encounter significant competition for protein development and production contracts from other companies. Transgenic products may face significant competition from biological products manufactured in cell culture or derived from human serum or tissue or animal serum or tissue. GTC's business will compete both against other companies whose business is dedicated to offering transgenic production or preclinical testing and development as a service and with prospective customers or collaborators who decide to pursue such transgenic production or preclinical testing and development internally.

     RISK OF SERVICE OR PRODUCT LIABILITY. GTC's business exposes it to potential product and professional liability risks which are inherent in the testing, production, marketing and sale of human therapeutic products. While GTC has obtained product and professional liability insurance under an insurance policy arrangement with Genzyme and Genzyme's affiliates, there can be no assurance that such insurance will be sufficient to cover any claim. Uninsured product or service liability could have a material adverse effect on the financial results of GTC. In addition, there can be no assurance that any insurance will provide GTC with adequate protection against potential liabilities. Potential liability also may arise from the handling by GTC of clinical samples containing human blood and tissues, which may contain human pathogens; liability may also arise from handling animal blood and tissue which may contain zoonotic pathogens. Although such products are used only in the laboratory, inadvertent human contact may occur.

     RETENTION OF KEY PERSONNEL. Although GTC believes that the size and qualifications of its current staff are adequate for its current business, the Company must continue to attract and retain qualified scientific, technical, marketing and management personnel as its business expands. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that GTC will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Loss of the services of, or failure to recruit, key scientific and technical personnel could have a material adverse effect on GTC's business.

     PUBLIC CONCERNS. Certain of GTC's activities involve animal testing and genetic engineering in animals. Such activities have been the subject of controversy and adverse publicity. Animal rights groups and various other organizations and individuals have attempted to stop animal testing and genetic engineering activities by pressing for legislation and regulation in these areas. To the extent the activities of such groups are successful, GTC's business may be adversely affected.

     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock. As of April 1, 1998, there were 17,603,138 shares of Common Stock outstanding. As of April 1, 1998, options to purchase an aggregate of 1,922,141 shares of Common Stock at varying exercise prices were outstanding; of such total, options for 1,217,403 shares were immediately exercisable and such shares could be immediately resold into the public market. All of the 7,428,365 shares held by Genzyme could be sold into the public markets upon compliance with Rule 144. The 145,000 shares issuable to Genzyme upon exercise of an outstanding warrant are entitled to registration rights, which could expedite the resale of such shares into the public market. Another 210,600 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants, all of which are currently exercisable. Furthermore, in connection with a private placement in March 1998, 3,599,138 shares of Common Stock are reserved for issuance, and will be registered for resale under the registration statement of which this Prospectus forms a part, upon (i) exercise of currently exercisable warrants for 450,000 shares of Common Stock and (ii) conversion of 20,000 shares of Preferred Stock, currently convertible into 1,374,569 shares of Common Stock. See "Selling Stockholders."

     POSSIBLE VOLATILITY OF STOCK PRICE; ABSENCE OF DIVIDENDS. There has been a history of significant volatility in the market prices of publicly-traded common stock of companies engaged in applications of biotechnology, including the Company, and the market price of the Common Stock has been and may continue to be highly volatile. Announcements of technological innovations or new products by GTC or others, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential medical results relating to products under development by GTC or its competitors, regulatory developments, period-to-period fluctuations in GTC's financial results and general economic and market conditions, among other things, may have a significant impact on the market price of the Common Stock.

GTC has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future.

     CHANGE IN CONTROL. Certain provisions of Massachusetts law and of GTC's charter documents could have the effect of discouraging others from attempting hostile takeovers of GTC. Such provisions may also have the effect of preventing changes in the management of GTC. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may deem to be in their best interests.


                                     THE COMPANY

     GTC is engaged in the application of transgenic technology to the development and production of recombinant proteins for therapeutic and diagnostic uses. GTC produces such proteins by inserting a gene that directs the production of a desired protein into the genetic material of an animal such that the target protein is secreted in the milk of female offspring. GTC believes that transgenic production offers significant economic and technological advantages relative to traditional protein production systems.
GTC intends to develop and produce a broad range of proteins, both in collaboration with pharmaceutical and biotechnology companies and independently.

     Through a wholly-owned subsidiary, Primedica Corporation, GTC also provides preclinical testing services to pharmaceutical, biotechnology, medical device and chemical companies. Such services help Primedica's customers reduce the time and cost of bringing their products to market.

     GTC's principal executive offices are located at Five Mountain Road, Framingham, Massachusetts 01701, and its telephone number at that location is
(508) 620-9700.

                                   USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                                 SELLING STOCKHOLDERS

     The Selling Stockholders are the holders of 20,000 shares of Preferred Stock and of warrants currently exercisable for 450,000 shares of Common Stock issued by the Company in a private placement that closed on March 20, 1998.
Upon effectiveness of the Registration Statement on Form S-3 filed with the Commission under the Securities Act (the "Registration Statement"), of which this Prospectus forms a part, and up until December 20, 1998, each share of Preferred Stock will be convertible into that number of shares of Common Stock equal to the per share face value of the Preferred Stock ($1,000) divided by a conversion price of $14.55 per share, subject to certain anti-dilution price adjustment protection. At such conversion price, the 20,000 shares of Preferred Stock currently held by the Selling Stockholders will be convertible into 1,374,569 shares of Common Stock. On and after December 21, 1998, however, the conversion price per share of Preferred Stock shall become the lower of (i) $14.55 and (ii) the average closing price of the Company's Common Stock as quoted by the Nasdaq National Market for any five trading days, selected by the holder, during the twenty trading days immediately preceding the date of conversion. As a result, the number of shares of Common Stock issuable upon conversion of the Preferred Stock may increase above, but will not decrease below, 1,374,569 shares.

     The following table sets forth the name of, and the number of shares of Common Stock beneficially owned by, each Selling Stockholder as of April 6, 1998 (including shares which the holder has the right to acquire within sixty (60) days of such date), the number of the shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of the Company's outstanding shares to be beneficially owned by each Selling Stockholder after the offering if all of the shares offered hereby by such Selling Stockholder are sold as described herein. The Selling Stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates other than as stockholders of GTC subsequent to their respective acquisition of shares of GTC securities, and other than their relationship with Shoreline Pacific Institutional Finance ("Shoreline Pacific"). Shoreline Pacific, of which Harlan P. Kleiman, Steve Lamar and James L. Kropf are affiliates, acted as placement agent for the Company in connection with the private placement of the securities under which the Shares offered hereby are issuable. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     In recognition of the fact that Selling Stockholders may wish to be legally permitted to sell their Shares when they deem appropriate, the Company has filed the Registration Statement with respect to the resale of the Shares from time to time in the public markets or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

     The Company has agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the Shares, including, but not limited to, all expenses and fees of preparing, filing and printing the Registration Statement and Prospectus and related exhibits, amendments and supplements thereto and mailing of such items. The Company will not pay selling commissions and expenses associated with any such sales by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against civil liabilities including liabilities under the Securities Act.

                                   NUMBER OF SHARES       NUMBER OF SHARES       NUMBER OF SHARES
 NAME OF                          BENEFICIALLY OWNED      OF COMMON STOCK       BENEFICIALLY OWNED
 SELLING STOCKHOLDER             AS OF APRIL 6, 1998      OFFERED HEREBY          AFTER OFFERING
 -------------------             -------------------      ----------------      ------------------
 RGC International Investors,               887,285            887,285                  0
 LDC(1)(2)

 Shepherd Investments                       443,642            443,642                  0
 International, Ltd.(1)(3)

 Stark International(1)(3)                  443,642            443,642                  0

 Harlan P. Kleiman (4)                       40,000             40,000                  0

 Steve Lamar (4)                              5,000              5,000                  0

 James L. Kropf (4)                           5,000              5,000                  0
                                          ---------          ---------                 --
 TOTAL                                    1,824,569          1,824,569                  0
                                          ---------          ---------                 --
                                          ---------          ---------                 --

_______________________________

(1) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder. The actual number of shares of Common Stock issuable upon conversion of the Preferred Stock and exercise of the Warrants is indeterminate, is subject to adjustment and could be materially more than such estimated number depending on factors which cannot be predicted by the Company at this time, including, among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Preferred Stock and exercise of the Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Preferred Stock, if the Preferred Stock had been actually converted on April 1, 1998, the conversion price would have been $14.55 (120% of the average of the daily low trading price of the Common Stock for the five trading days ending March 19, 1998) at which price the Preferred Stock would have been converted into approximately 887,285 shares of Common Stock per 10,000 shares of Preferred Stock. The Warrants held by the Selling Stockholder are exercisable for shares of Common Stock at an exercise price of $15.1563. Pursuant to the terms of the Preferred Stock and the Warrants, at any given time, only that portion of the shares of Preferred Stock will be convertible and of the Warrants will be exercisable by the holder such that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates, would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of Common Stock beneficially owned by this Selling Stockholder, calculated in accordance with Rule 13d-3 under the Exchange Act, may vary at any given time. Furthermore, the number of shares of Common Stock owned by this Selling Stockholder as set forth in the table may exceed the number of shares of Common Stock the Selling Stockholder would be deemed, at any given time, to own beneficially.

(2) Estimated amount, consisting of 200,000 shares issuable upon exercise of warrants and 687,285 shares issuable upon conversion of Preferred Stock convertible upon effectiveness of the Registration Statement, subject to the qualifications described in note 1 to this table.

(3) Estimated amount, consisting of 100,000 shares issuable upon exercise of warrants and 343,642 shares issuable upon conversion of Preferred Stock convertible upon effectiveness of the Registration Statement, subject to the qualifications described in note 1 to this table.

(4) Consists of shares issuable upon exercise of warrants. Under the terms of the warrants, the number of shares of Common Stock issuable upon exercise of the warrants is subject to certain anti-dilution adjustments and could, in the future, be materially more than the number provided in the table.

                                 PLAN OF DISTRIBUTION

     The Company has filed with the Commission the Registration Statement, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest as described below. The Company has agreed to keep the Registration Statement effective until the earlier of (i) the date on which all of the Shares have been sold and (ii) the date on which the Shares may be immediately sold without any resale restrictions, including volume limitations, without a registration statement.

     The Shares being offered by the Selling Stockholders, or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time. The Shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. Each Selling Stockholder will be responsible for all brokerage commissions and other amounts payable with respect to any sale of Shares with respect to such Selling Stockholder and any legal, accounting or their expenses incurred.

     It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder, and any commissions received by them or profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Selling Stockholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a Selling

Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                               LEGALITY OF COMMON STOCK

     The validity of the securities offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Lynnette C. Fallon, a partner of Palmer & Dodge LLP, is Clerk of the Company.


                                       EXPERTS

     The consolidated balance sheets of the Company as of December 28, 1997 and December 29, 1996 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for each of the three fiscal years in the period ended December 28, 1997 appearing in the Company's Annual Report on Form 10-K for the year ended December 28, 1997 have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports included therein and incorporated herein by reference. Such consolidated financial statements of the Company are referred to above and incorporated herein by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be borne by the Company in connection with this offering are as follows:

         SEC registration fee. . . . . . . . . .          $12,343
         Nasdaq listing fee. . . . . . . . . . .           17,500
         Accounting fees and expenses. . . . . .            1,000
         Legal fees and expenses . . . . . . . .            5,000
         Printing and photocopying expenses. . .            1,000
         Miscellaneous expenses. . . . . . . . .            2,000
                                                          -------
              Total. . . . . . . . . . . . . . .          $38,843
                                                          -------
                                                          -------

     All of the above figures, except the SEC registration and Nasdaq listing fees, are estimates. Selling Stockholders will bear the costs of their own counsel fees and may also incur fees and expenses in connection with the resale of the Common Stock offered hereby.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants the Company the power to indemnify any director, officer, employee or agent to whatever extent permitted by the Company's Restated Articles of Organization, Bylaws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless such indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of the corporation or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

     Article VI of the Company's Bylaws provides that the Company shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who, at the request of the Company, may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct). Such indemnification shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

     The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.


ITEM 16. EXHIBITS

     See the Exhibit Index immediately following the signature page.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes as follows:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

          provided, however, that no filing will be made pursuant to paragraph
(a)(1)(i) or (a)(1)(ii) if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Framingham, Commonwealth of Massachusetts, on April 6, 1998.

                         GENZYME TRANSGENICS CORPORATION



                         By: /s/ James A. Geraghty
                             ---------------------------------------------------
                              James A. Geraghty
                              President, Chief Executive Officer and Chairman of the Board



                                 POWER OF ATTORNEY

     We, the undersigned officers and directors of Genzyme Transgenics Corporation, hereby severally constitute and appoint James A. Geraghty, John B. Green and Lynnette C. Fallon, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Witness our hands and common seal on the dates set forth below.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                     Title                      Date
          ---------                     -----                      ----

 /s/ James A. Geraghty       President, Chief Executive       April 6, 1998
 --------------------------   Officer, Chairman of the
 James A. Geraghty                      Board
                                    and Director
                                (Principal Executive
                                      Officer)

          Signature                     Title                      Date
          ---------                     -----                      ----


 /s/ John B. Green              Vice President, Chief         April 6, 1998
 --------------------------     Financial Officer and
 John B. Green                        Treasurer
                                (Principal Financial
                                       Officer
                              and Principal Accounting
                                      Officer)


 /s/ Robert W. Baldridge              Director                April 6, 1998
 -------------------------
 Robert W. Baldridge


 /s/ Henry E. Blair                   Director                April 6, 1998
 -------------------------
 Henry E. Blair


 /s/ Francis J. Bullock               Director                April 6, 1998
 -------------------------
 Francis J. Bullock


 /s/ Alan E. Smith                    Director                April 6, 1998
 -------------------------
 Alan E. Smith


 -------------------------            Director
 Henri A. Termeer


 /s/ Alan W. Tuck
 -------------------------            Director                April 6, 1998
 Alan W. Tuck

                                    EXHIBIT INDEX


Number                             Description
------                             -----------
4.1.1     Restated Articles of Organization of the Company, filed with the
          Secretary of the Commonwealth of Massachusetts on December 27, 1993.
          Filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for
          the year ended December 31, 1993 and incorporated herein by reference.

4.1.2 Articles of Amendment to the Restated Articles of Organization filed with the Secretary of the Commonwealth of Massachusetts on October 3, 1994. Filed as Exhibit 3.1.2 to the Company's Annual Report on Form
          10-K for the year ended December 28, 1997 and incorporated herein by reference.

4.1.3 Articles of Amendment to the Restated Articles of Organization of the Company filed with the Secretary of the Commonwealth of Massachusetts on June 26, 1997. Filed as Exhibit 3 to the Company's Quarterly
          Report on Form 10-Q for the quarter ended June 29, 1997 and incorporated herein by reference.

4.1.4     Certificate of Vote of Directors Establishing a Series of a Class of
          Stock (Series A Convertible Preferred Stock). Filed as Exhibit 3.1.4 to the Company's Annual Report on Form 10-K for the year ended
          December 28, 1997 and incorporated herein by reference.

4.2 By-Laws of the Company, as amended. Filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1, File No. 33-62782, and incorporated herein by reference.

4.3       Specimen Common Stock Certificate.  Filed as Exhibit 4.1 to the
          Company's Registration Statement on Form S-1, File No. 33-62782, and incorporated herein by reference.

4.4       Specimen Series A Convertible Preferred Stock Certificate.  Filed as
          Exhibit 4.2 to the Company's Annual Report on Form 10-K for the year ended December 28, 1997 and incorporated herein by reference.

4.5.1     TSI Specimen Warrant Certificate.  Filed as Exhibit 4.8 to TSI
          Corporation's Registration Statement on Form S-3, File No. 33-48107, and incorporated herein by reference.

4.5.2     Form of Notice of Assumption by GTC of the TSI warrants to which
          Exhibit 4.2.1 to this Report relate. Filed as Exhibit 4.2.2 to the original filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.

4.6.1     TSI Common Stock Purchase Warrant No. F-1 issued to The First National
          Bank of Boston ("FNBB") on October 28, 1993. Filed as Exhibit 4.6 to the Company's Registration Statement on Form S-4, File No. 33-80924, and incorporated herein by reference.

4.6.2 TSI Common Stock Purchase Warrant No. G-1, dated September 27, 1994, issued to Financing for Science International, Inc. ("FSI"). Filed as
          Exhibit 4.4 to the original filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and incorporated herein by reference.


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

4.6.3     Form of Notice of Assumption by GTC of the TSI Common Stock Purchase
          Warrants Nos. F-1 and G-1. Filed as Exhibit 4.5 to the original filing of the Company's Annual Report on Form 10-K for the year ended
          December 31, 1994 and incorporated herein by reference.

4.7       Common Stock Purchase Warrant, dated June 30, 1995, issued to FSI.
          Filed as Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 1995 and incorporated herein by reference.

4.8       Common Stock Purchase Warrant, dated July 3, 1995, issued to Genzyme.
          Filed as Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 1995 and incorporated herein by reference.

4.9       Common Stock Purchase Warrant, dated March 13, 1996, issued to FSI.
          Filed as Exhibit 4.8 to the Company's Quarterly Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.

4.10      Common Stock Purchase Warrant, dated as of June 26, 1997, issued to
          Government Land Bank d/b/a The MassDevelopment. Filed as Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended June
          29, 1997 and incorporated herein by reference.

4.11      Form of Common Stock Purchase Warrant issued to the Purchasers of
          Series A Convertible Preferred Stock, dated as of March 20, 1998, together with a schedule of holders. Filed as Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 28,
          1997 and incorporated herein by reference.

4.12      Form of Common Stock Purchase Warrant issued to Shoreline Pacific
          Institutional Finance and affiliates, dated as of March 20, 1998.
          Filed as Exhibit 4.10 to the Company's Annual Report on Form 10-K for the year ended December 28, 1997 and incorporated herein by reference.

4.13      Registration Rights Agreement between the Company and certain
          Stockholders named therein.  Filed as Exhibit 10.53 to the Company's
          Annual Report on Form 10-K for the year ended December 28, 1997 and incorporated herein by reference.

4.14      Securities Purchase Agreement, dated as of March 20, 1998, between the
          Company and certain purchasers named therein. Filed as Exhibit 10.54 to the Company's Annual Report on Form 10-K for the year ended
          December 28, 1997 and incorporated herein by reference.

5         Opinion of Palmer & Dodge LLP.  Filed herewith.

23.1 Consent of counsel (contained in opinion of Palmer & Dodge LLP filed as Exhibit 5).

23.2      Consent of Coopers & Lybrand L.L.P.  Filed herewith.

24        Power of Attorney.  Included on signature page to this Registration
          Statement.

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